THE SOMERSET GROUP, INC.
(Unaudited)                                CONSOLIDATED BALANCE SHEETS
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
ASSETS                                       June 30     December 31     June 30
Current assets                                    1996          1995          1995
   Cash and cash equivalents                  $849,000    $1,699,000    $4,519,000
   Short term investments                    4,579,000     7,194,000     3,440,000
   Trade accounts, notes & receivables
    less allowance for doubtful accounts       386,000     1,005,000     3,627,000
   Prepaid expenses                             46,000         3,000        25,000
       Total current assets                  5,860,000     9,901,000    11,611,000
Investments
   First Indiana Corporation(market values
      of $43,487,000, $38,882,000           29,072,000    27,549,000    26,008,000
      and $29,822,000)
Office furniture and equipment                 311,000       241,000       244,000
    Less accumulated depreciation              203,000       196,000       190,000
                                               108,000        45,000        54,000
Other assets
   Notes receivable                            757,000       771,000       795,000
   Goodwill, net of  amortization            1,175,000                        ---
   Other                                       460,000       460,000       461,000
                                             2,392,000     1,231,000     1,256,000
Total Assets                               $37,432,000   $38,726,000   $38,929,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Trade accounts payable                     $135,000      $221,000      $618,000
   Accrued compensation                         12,000        36,000       321,000
   Taxes, other than income taxes                6,000        15,000       177,000
   Income taxes                                 44,000       191,000       948,000
   Other accrued expenses                      191,000       334,000       696,000
        Total current liabilities              388,000       797,000     2,760,000
Long-term notes payable - banks                   ---      2,500,000     2,500,000
Deferred income taxes                        6,404,000     5,931,000     4,792,000
Shareholders' equity
   Common stock w/o par value, authorized
     4,000,000 shares,issued 2,286,760       1,829,000     1,829,000     1,829,000
     Capital in excess of stated value       5,025,000     4,986,000     4,985,000
     Unrealized gains(losses)on short-term
     investments,net of deferred tax           (34,000)       72,000        31,000
   Retained earnings                        25,359,000    24,230,000    23,311,000
                                            32,179,000    31,117,000    30,156,000
   Less 231,332, 245,414, and 215,788
     treasury shares, at cost                1,539,000     1,619,000     1,279,000
      Total shareholders' equity            30,640,000    29,498,000    28,877,000
Total Liabilities and Shareholders' Equity $37,432,000   $38,726,000   $38,929,000
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See accompanying Notes to Consolidated Financial Statements

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